Exhibit 2.3

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

The American Depositary Shares (“ADSs”), each representing 50 H Shares of par value RMB1.00 per share (each, an “H Share”) of China Southern Airlines Company Limited (“we,” “our,” “our company,” or “us”), were listed and traded on the New York Stock Exchange until February 3, 2023. The H Shares underlying the ADSs were held by Bank of New York Mellon, as depositary, until March 6, 2023. The ADSs and the H Shares are registered under Section 12(g) of the Exchange Act.

This summary contains a description of the rights of (i) the holders of H Shares and (ii) ADS holders.

Description of H Shares

The following is a summary of material provisions of our currently effective restated and amended articles of association (the “Articles of Association”), as well as the applicable PRC laws and regulations, insofar as they relate to the material terms of our H Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Articles of Association, which has been filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to our annual report on Form 20-F for the financial year ended December 31, 2022 (the “Form 20-F”).

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each H Share has RMB1.00 par value. The number of H Shares that has been issued as of the last day of the financial year ended December 31, 2022 is set out on the cover of the Form 20-F. Our H Shares may be held in either certificated or uncertificated form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of H Shares (Item 10.B.3 of Form 20-F)

See “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Dividend Information” and “Item 10. Additional Information — B. Memorandum and Articles of Association — Ordinary Shares” of the Form 20-F.

Action Necessary to Change the Rights of Holders of H Shares (Item 10.B.4 of Form 20-F)

See “Item 10. Additional Information — B. Memorandum and Articles of Association — Action Necessary to Change Rights of Shareholders” of the Form 20-F.

Limitations on the Rights to Own H Shares (Item 10.B.6 of Form 20-F)

See “Item 10. Additional Information — B. Memorandum and Articles of Association — Limitation on Right to Own Securities” and “Item 10. Additional Information — D. Exchange Controls” of the Form 20-F.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

See “Item 10. Additional Information — B. Memorandum and Articles of Association — Merger, Acquisition or Corporate Restructuring” of the Form 20-F.

Ownership Threshold (Item 10.B.8 of Form 20-F)

The Articles of Association do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. Shareholders will, however, be required to disclose shareholder ownership in accordance with the applicable securities laws, regulations and listing rules where the securities of the Company are listed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

See “Item 10. Additional Information — B. Memorandum and Articles of Association — Certain Differences Between PRC Company Law and Delaware Corporate Law”.

Changes in Capital (Item 10.B.10 of Form 20-F)

See “Item 10. Additional Information — B. Memorandum and Articles of Association” of the Form 20-F.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Until March 6 2023, when the deposit agreement, dated August 14, 2012, among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs (the “Deposit Agreement”) and the American Depositary Receipt (“ADR”) facility were terminated, the Bank of New York Mellon, as depositary, issued and delivered the ADSs. Each ADS represents 50 H Shares (or a right to receive 50 H Shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong.

The address of the depositary is: The Bank of New York Mellon, 240 Greenwich Street, Depositary Receipts Division – 8th Floor, Attention: Cancellation Desk, New York, NY 10286.

On January 23, 2023, we filed a Form 25 to delist our ADSs from the New York Stock Exchange. The delisting became effective on February 3, 2023, and the Deposit Agreement and the ADR facility were terminated on March 6, 2023 (the “Termination Date”). Following the Termination Date, the depositary will discontinue the registration of transfers of ADSs, suspend the distribution of dividends to the owners of the ADSs, and will not give any further notices or perform any further acts under the Deposit Agreement, except that the depositary will continue to collect dividends and other distributions pertaining to the H Shares and any and all other securities, property and cash from time to time received in respect of the H Shares and held under the Deposit Agreement (the “Deposited Securities”), sell rights and other property as provided in the Deposit Agreement, and continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, upon surrender of ADSs (after deducting, in each case, the fee of the depositary for the surrender of ADSs, any expenses for the account of the owner of such ADS in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). Following the Termination Date, our company is discharged from all obligations under the Deposit Agreement except for its obligations to the depositary under the Deposit Agreement.

Under the terms of the Deposit Agreement, you have until at least July 7, 2023, to surrender your ADRs for delivery of the underlying shares. If you surrender ADRs for delivery of the underlying shares, you must pay a cable fee of $17.50, a cancellation fee of up to $0.05 per ADR surrendered and any applicable U.S. or local taxes or governmental charges. Payment should be made payable to The Bank of New York Mellon.

Subsequent to July 7, 2023, under the terms of the Deposit Agreement, the depositary may attempt to sell the underlying shares and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the owners of ADSs that have not theretofore been surrendered, such owners thereupon becoming general creditors of the depositary with respect to such sale proceeds. If the depositary has sold such shares, you must surrender your ADRs to obtain payment of the sale proceeds, net of the expenses of sale, any applicable U.S. or local taxes or government charges and a cancellation fee of up to $0.05 per ADR.